EXHIBIT 2.1
                                                                     -----------


                                                                  EXECUTION COPY
                                                                  --------------












                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         Friendly Ice Cream Corporation,

                         Freeze Operations Holding Corp.

                                       and

                             Freeze Operations, Inc.



                           Dated as of June 17, 2007












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                                TABLE OF CONTENTS

                                                                     PAGE

ARTICLE I      DEFINITIONS.............................................2

      Section 1.1    Definitions.......................................2

ARTICLE II     THE MERGER; CLOSING; EFFECTIVE TIME.....................9

      Section 2.1    The Merger........................................9

      Section 2.2    Closing...........................................9

      Section 2.3    Effective Time....................................9

ARTICLE III    THE SURVIVING CORPORATION..............................10

      Section 3.1    Articles of Organization.........................10

      Section 3.2    By-Laws..........................................10

      Section 3.3    Directors and Officers...........................10

ARTICLE IV     EFFECT OF THE MERGER ON STOCK; EXCHANGE OF
               CERTIFICATES...........................................10

      Section 4.1    Effect on Stock..................................10

      Section 4.2    Exchange of Certificates for Merger
                     Consideration....................................11

      Section 4.3    Treatment of Options and Restricted Shares.......13

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........14

      Section 5.1    Corporate Status.................................15

      Section 5.2    Company Subsidiaries.............................15

      Section 5.3    Capitalization...................................16

      Section 5.4    Authority for Agreements.........................17

      Section 5.5    Consents and Approvals; No Violations............17

      Section 5.6    Company Financial Statements; SEC Reports........19

      Section 5.7    Absence of Certain Changes.......................21

      Section 5.8    Litigation.......................................21

      Section 5.9    Absence of Undisclosed Liabilities...............21

      Section 5.10   Taxes............................................22

      Section 5.11   Real Property; Title to Property.................23

      Section 5.12   Insurance........................................24

      Section 5.13   Information in Proxy Statement...................24



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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                     PAGE

      Section 5.14   Brokers..........................................24

      Section 5.15   Employee Benefit Plans; ERISA....................25

      Section 5.16   Labor Matters....................................26

      Section 5.17   Intellectual Property Rights.....................27

      Section 5.18   Contracts........................................28

      Section 5.19   Compliance with Laws; Permits....................30

      Section 5.20   Environmental Laws and Regulations...............30

      Section 5.21   Opinion of Financial Advisor.....................31

      Section 5.22   Affiliate Transactions...........................31

      Section 5.23   Franchise Matters................................31

ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF PARENT
               AND MERGER SUB.........................................33

      Section 6.1    Corporate Status.................................33

      Section 6.2    Authority for Agreements.........................33

      Section 6.3    Consents and Approvals; No Violations............34

      Section 6.4    Information in Proxy Statement...................34

      Section 6.5    Brokers..........................................35

      Section 6.6    Litigation.......................................35

      Section 6.7    Financing........................................35

      Section 6.8    Ownership of Common Shares.......................35

      Section 6.9    Interest in Competitors..........................35

      Section 6.10   Management Agreements............................36

ARTICLE VII    CONDUCT OF BUSINESS BY COMPANY.........................36

      Section 7.1    Conduct of Business by the Company Pending the
                     Merger...........................................36

      Section 7.2    Conduct of Parent and Merger Sub Pending the
                     Merger...........................................39

ARTICLE VIII   ADDITIONAL AGREEMENTS..................................40

      Section 8.1    Access and Information...........................40

      Section 8.2    Proxy Statement..................................41

      Section 8.3    Company Stockholders' Meeting....................41



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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                     PAGE

      Section 8.4    Acquisition Proposals............................42

      Section 8.5    Filings; Other Action............................44

      Section 8.6    Public Announcements; Public Disclosures;
                     Privacy Laws.....................................45

      Section 8.7    Employee Matters.................................45

      Section 8.8    Company Indemnification Provisions...............46

      Section 8.9    State Takeover Laws..............................47

      Section 8.10   Solvency Letter..................................47

      Section 8.11   Financing........................................48

      Section 8.12   Rule 16b-3.......................................48

      Section 8.13   Control of Operations............................48

      Section 8.14   Additional Matters...............................48

      Section 8.15   Debt Offer.......................................49

      Section 8.16   Resignation of Directors.........................49

      Section 8.17   Stockholder Litigation...........................49

ARTICLE IX     CONDITIONS TO CONSUMMATION OF THE MERGER...............50

      Section 9.1    Conditions to Each Party's Obligation to Effect
                     the Merger.......................................50

      Section 9.2    Conditions to Obligation of the Company to Effect
                     the Merger.......................................50

      Section 9.3    Conditions to Obligations of Parent and Merger Sub
                     to Effect the Merger.............................51

      Section 9.4    Frustration of Closing Conditions................51

ARTICLE X      TERMINATION............................................51

      Section 10.1   Termination......................................51

      Section 10.2   Effect of Termination............................53

      Section 10.3   Fees and Expenses................................53

ARTICLE XI     MISCELLANEOUS..........................................55

      Section 11.1   Survival of Representations, Warranties and
                     Agreements.......................................55

      Section 11.2   Notices..........................................55


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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                     PAGE

      Section 11.3   Descriptive Headings.............................56

      Section 11.4   Entire Agreement; Assignment.....................56

      Section 11.5   Governing Law and Venue; Waiver of Jury Trial....56

      Section 11.6   Expenses.........................................57

      Section 11.7   Amendment........................................57

      Section 11.8   Waiver...........................................57

      Section 11.9   Counterparts; Effectiveness......................58

      Section 11.10  Severability; Validity; No Third-Party
                     Beneficiaries....................................58

      Section 11.11  Enforcement of Agreement.........................58

Exhibit A:    Articles of Organization
























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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 17th day of June, 2007 by and among Friendly Ice Cream Corporation, a Massachusetts corporation (the "Company"), Freeze Operations Holding Corp., a Delaware corporation ("Parent"), and Freeze Operations, Inc., a Massachusetts corporation and wholly-owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

      WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the Massachusetts Business Corporation Act (the "MBCA");

      WHEREAS, the board of directors of the Company (the "Company Board") has
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company's stockholders for their approval and (iv) resolved to recommend that the Company's stockholders approve this Agreement;

      WHEREAS, the board of directors of Merger Sub has unanimously adopted this Agreement and the board of directors of Parent has adopted this Agreement and the transactions contemplated hereby, including the Merger;

      WHEREAS, immediately following the execution of this Agreement, the board of directors of Merger Sub will submit this Agreement for the approval by Parent, as the sole stockholder of Merger Sub, and Parent shall, as the sole stockholder of Merger Sub, approve this Agreement;

      WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, including the Merger, and also to prescribe certain conditions to the transactions contemplated hereby, including the Merger, as set forth herein;

      WHEREAS, concurrently with the execution of this Agreement, Sun Capital Partners IV, L.P., an affiliate of Parent and Merger Sub (the "Sponsor") has entered into a commitment letter, dated as of the date hereof (the "Financing Commitment"); and

      WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into stockholders agreements with Parent (the "Stockholders Agreements") pursuant to which such stockholders have irrevocably agreed, among other things, to vote or cause to be voted in favor of the approval of this Agreement all Common Shares beneficially owned by



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such stockholders in accordance with and subject to the terms set forth in the
Stockholders Agreements.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.1   Definitions.

            (a) Certain Terms. For purposes of this Agreement (including in the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits), the following terms shall have the respective meanings given to them below:

      "Affiliate" means any Person that, directly or indirectly, controls, is controlled by or is under common control with another Person. For the purposes of this definition, "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

      "Alternative Transaction Proposal" means any inquiry, proposal or offer from any Person (other than Parent or any Parent Subsidiaries) relating to any transaction or series of related transactions that would result in (i) an acquisition of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to twenty percent (20%) or more of the Company's consolidated assets, (ii) an acquisition of twenty percent (20%) or more of the outstanding Common Shares, (iii) a tender offer (including a self-tender offer) or exchange offer that if consummated would result in any Person beneficially owning twenty percent (20%) or more of the outstanding Common Shares, (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiaries whether or not the Company or any of its Subsidiaries is the surviving entity, or (v) any dividend on, or repurchase of, capital stock of the Company involving payments to the holders of the capital stock of the Company in an aggregate amount greater than twenty percent (20%) of the value of the consolidated assets of the Company and the Company Subsidiaries (including any such dividend or repurchase that is financed through the sale, or incurrence of indebtedness secured by, any Company Real Property), in each case, other than the Merger.

      "Applicable Law" means any applicable order, writ, law (including common law), regulation, rule, ruling, injunction, ordinance, statute, judgment, decree, constitution, determination, aware, decree or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties, or any of their respective Affiliates, Subsidiaries, properties or assets, as the case may be.



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



      "Business Day" means any day other than a Saturday, Sunday or a day on which banks in the City of New York are permitted or obligated by law to be closed for regular banking business.

      "Common Share" means one share of common stock, par value $0.01 per share, of the Company.

      "Company Benefit Plans" means each employee benefit plan, scheme, program, policy, arrangement, agreement and contract (including any "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral, whether legally enforceable or not) for the benefit of any current or former officer, employee, agent, director, consultant or independent contractor of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company, any of the Company Subsidiaries, or with respect to which any of them could incur material liability.

      "Company Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate with all other events, occurrences, facts, conditions, changes, developments or effects, is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic conditions or changes therein, (ii) financial or security market fluctuations or conditions,
(iii) changes in or events affecting the restaurant or retail industries generally, (iv) any change in GAAP or Applicable Law, (v) the announcement or pendency of this Agreement and the transactions contemplated hereby (including losses or threatened losses of relationships of the Company or any Company Subsidiary with customers, distributors, suppliers or franchisees to the extent due to such announcement or pendency), (vi) changes in the market price or trading volume of the Common Shares on the American Stock Exchange (it being understood that the underlying facts or occurrences giving rise or contributing to such changes shall be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) any failure by the Company to meet internal or published estimates of revenues, earnings or other financial projections (it being understood that the underlying facts or occurrences giving rise or contributing to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) natural disasters, (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, (x) availability or cost of financing to Parent or Merger Sub or (xi) any litigation arising from or relating to this Agreement or the transactions contemplated hereby; provided, in the case of clauses (i) through (ix), that such events, occurrences, facts, conditions, changes, developments or effects do not disproportionately affect


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the Company and the Company Subsidiaries relative to other Persons in the restaurant or retail industries.

      "Company Option Plans" means the Company's 1997 Stock Option Plan and the Company's 2003 Incentive Plan and any other plan pursuant to which outstanding Options have been granted.

      "Company Related Person" means any trade or business, whether or not incorporated, that, together with the Company or any of the Company Subsidiaries, is, or would have been at any date of determination occurring within the preceding six (6) years, treated as a single employer under Section 414 of the Code.

      "Constituent Documents" means, with respect to any entity, the certificate of incorporation or articles of organization and by-laws of such entity, or any similar organizational documents of such entity.

      "Encumbrance" means any mortgage, claim, security interest, encumbrance, license, lien, charge, agreement to sell or other similar restriction or limitation.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Entity" means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, department or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, state or local.

      "Hazardous Material" means any substance, material or waste that is regulated, classified, or otherwise characterized under, or pursuant to, any Environmental Law as "hazardous," "toxic," a "pollutant" or "contaminant," "radioactive," or words of similar meaning or effect, including, without limitation, petroleum and its by-products, toxic mold, asbestos and polychlorinated biphenyls.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "IRS" means the United States Internal Revenue Service.

      "Knowledge of Parent" means the actual knowledge of the officers of Parent.

      "Knowledge of the Company" means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter as of the date hereof.

      "Losses" means any claim, liability, loss, fines, costs, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise).



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      "Option" means each option to purchase Common Shares granted pursuant to a
Company Option Plan that is outstanding and unexercised immediately prior to or as of the Effective Time.

      "Parent Material Adverse Effect" means any event, occurrence, fact, condition, change, development, or effect that does, or would be reasonably expected to (i) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or (ii) otherwise materially adversely affect the ability of Parent to perform its obligations hereunder and the other transactions contemplated hereby.

      "Permitted Encumbrances" means (i) Encumbrances reflected in the Company Financial Statements or listed on Section 1.1(b) of the Company Disclosure Letter, (ii) Encumbrances for Taxes which have been properly accrued on the financial statements of the Company and (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings, (iii) Encumbrances for warehousemen, mechanics and materialmen and other similar Encumbrances incurred in the ordinary course of business consistent with past practice, (iv) non-exclusive licenses of Intellectual Property and (v) Encumbrances and other matters that do not materially interfere with the current use, value or marketability of the assets of the business conducted by the Company and the Company Subsidiaries, taken as a whole.

      "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

      "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

      "Rights Agreement" means the rights agreement by and between the Company and The Bank of New York, as Rights Agent.

      "SEC" means the United States Securities and Exchange Commission

      "Securities Act" means the Securities Act of 1933, as amended.

      "Solvent" when used with respect to any Person means that, as of any date of determination, (i) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (a) "debt" means liability on a "claim," and (b) "claim" means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent,


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matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

      "Subsidiary" of any Person means another Person, in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or
(ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

      "Superior Proposal" means any bona fide written Alternative Transaction Proposal which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and the Company's outside legal advisor) (i) is reasonably capable of being consummated without undue delay (taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, the proposal and the likelihood of obtaining any necessary financing) and (ii) if consummated, would be more favorable to the holders of Common Shares than the Merger (after taking into account any changes to the terms of this Agreement proposed by Parent); provided that for purposes of the definition of "Superior Proposal," the references to "twenty percent (20%)" in the definition of Alternative Transaction Proposal shall be deemed to be "fifty percent (50%)."

      "Tax Return" means any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a taxing authority in connection with any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

      "Taxes" means any and all federal, state, local or foreign taxes, rates, levies, assessments and other governmental charges of any kind whatsoever whether imposed directly or through withholding (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, net worth, excise, withholding, bank shares, deed, stamp, escheat, unclaimed property, alternative or add-on minimum, environmental, ad valorem and value added taxes.

      "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity.

            (b) Terms Generally. The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement (including any Exhibits hereto and the Parent Disclosure Letter and Company Disclosure Letter delivered herewith) and not merely to the specific section, paragraph or clause


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in which such word appears. All references herein to Sections, Exhibits, the
Parent Disclosure Letter and Company Disclosure Letter shall be deemed references to Sections of, Exhibits to and the Parent Disclosure Letter and Company Disclosure Letter delivered with this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "Dollars" or "$" shall be deemed references to the lawful money of the United States of America. All references herein to "parties" shall be to the parties hereto unless the context shall otherwise require.

            (c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term                                                        Section
----                                                        -------
Adverse Recommendation Change...........................    Section 8.4(b)
Adverse Recommendation Change Notice....................    Section 8.4(b)
Agreement...............................................    Introduction
Articles of Merger......................................    Section 2.3
Articles of Organization................................    Section 3.1
Benefits Continuation Period............................    Section 8.7(a)
By-Laws.................................................    Section 3.2
Certificate.............................................    Section 4.1(b)
Closing.................................................    Section 2.2
Closing Date............................................    Section 2.2
Code....................................................    Section 4.2(e)
Company.................................................    Introduction
Company Board...........................................    Recitals
Company Contracts.......................................    Section 5.18(a)
Company Disclosure Letter...............................    Article V
Company Employees.......................................    Section 8.7(a)
Company Financial Statements............................    Section 5.6(b)
Company Real Property...................................    Section 5.11(b)
Company Reports.........................................    Section 5.6(c)
Company Stockholder Approval............................    Section 5.4(a)
Company Stockholders' Meeting...........................    Section 8.3
Company Subsidiaries....................................    Section 5.2(a)




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Company Termination Fee.................................    Section 10.3(a)
Confidentiality Agreement...............................    Section 8.1
Debt Offer..............................................    Section 8.15
Effective Time..........................................    Section 2.3
Environmental Claims....................................    Section 5.20(b)
Environmental Laws......................................    Section 5.20(a)
Excluded Shares.........................................    Section 4.1(a)
Expenses................................................    Section 10.3(e)
Filed Company Reports...................................    Article V
Financing...............................................    Section 6.7
Financing Commitment....................................    Recitals
Franchise Agreement.....................................    Section 5.18(a)
Franchisee..............................................    Section 5.18(a)
Governmental Requirements...............................    Section 5.5(a)
Holder..................................................    Section 4.2(a)
Indemnified Parties.....................................    Section 8.8(a)
Indenture Amendments....................................    Section 8.15
Intellectual Property...................................    Section 5.17(d)
Leased Real Property....................................    Section 5.11(b)
MBCA....................................................    Recitals
Merger..................................................    Recitals
Merger Consideration....................................    Section 4.1(a)
Merger Fund.............................................    Section 4.2(a)
Merger Sub..............................................    Introduction
New Plans...............................................    Section 8.7(b)
Old Plans...............................................    Section 8.7(b)
Option Cash Payment.....................................    Section 4.3(a)
Outside Date............................................    Section 10.1(b)
Owned Real Property.....................................    Section 5.11(a)
Parent..................................................    Introduction
Parent Disclosure Letter................................    Article VI
Paying Agent............................................    Section 4.2(a)
Owned Real Property.....................................    Section 5.11(a)
Permits.................................................    Section 5.19
Preferred Stock.........................................    Section 5.3(a)
Proxy Statement.........................................    Section 8.2(a)




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Real Property Leases....................................    Section 5.11(b)
Recommendation..........................................    Section 5.4(b)
Representatives.........................................    Section 8.1
Requisite Stockholder Vote .............................    Section 5.4(a)
Restricted Share........................................    Section 4.3(b)
Restricted Stock Unit ..................................    Section 5.3(a)
Senior Notes............................................    Section 8.15
Sponsor.................................................    Recitals
Stockholders Agreements.................................    Recitals
Surviving Corporation...................................    Section 2.1
Title IV Plan...........................................    Section 5.15
UFOC....................................................    Section 5.23(b)
Voting Company Debt.....................................    Section 5.3(b)
ARTICLE II

                       THE MERGER; CLOSING; EFFECTIVE TIME

      Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall have the effect set forth in
Section 11.07 of the MBCA.

      Section 2.2 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, at 9:00 a.m. (New York time) on the second (2nd) Business Day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

      Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger as contemplated by the MBCA (the "Articles of Merger"), together with any required related certificates, with the Secretary of State of the Commonwealth of Massachusetts, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts or at such later date and time as the Company and Parent may


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agree upon and as is set forth in such Articles of Merger (such time, the
"Effective Time").

                                   ARTICLE III

                            THE SURVIVING CORPORATION

      Section 3.1 Articles of Organization. The Articles of Organization of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A, and as so amended, such Articles of Organization shall be the Articles of Organization of the Surviving Corporation (the "Articles of Organization") until thereafter amended as provided therein or by Applicable Law.

      Section 3.2 By-Laws. The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation (the "By-Laws") until thereafter amended as provided therein or by Applicable Law.

      Section 3.3   Directors and Officers. From and after the Effective Time,
(a) the directors of Merger Sub immediately prior to the Effective Time, as set forth on a schedule delivered by Parent to the Company prior to the Effective Time, shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Organization and the By-Laws.

                                   ARTICLE IV

                         EFFECT OF THE MERGER ON STOCK;
                            EXCHANGE OF CERTIFICATES

      Section 4.1 Effect on Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

            (a) Merger Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares (A) held in treasury by the Company or (B) held by any wholly-owned Company Subsidiary (collectively, "Excluded Shares") and (ii) Restricted Shares) shall be converted into the right to receive, in accordance with this Article IV, $15.50 in cash (the per share cash consideration to be issued to the holders of such Common Shares, the "Merger Consideration").

            (b)   Cancellation of Common Shares.

                  (i) At the Effective Time, each Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a "Certificate") shall thereafter represent only the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with this Article IV.

                  (ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time, other than any shares described in Section 4.1(a)(i)(B), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and shall cease to exist.

            (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      Section 4.2   Exchange of Certificates for Merger Consideration.

            (a)   Paying Agent and Procedures.

                  (i) Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company, as paying agent (the "Paying Agent"). At or prior to the Effective Time, Parent shall deposit, or at the Effective Time, Parent shall cause the Surviving Corporation to deposit, with the Paying Agent, separate and apart from its other funds, cash in an amount equal to the aggregate Merger Consideration which the holders of record of Certificates (each a "Holder") are entitled to receive pursuant to this
Article IV plus cash to pay for Options and Restricted Shares pursuant to
Section 4.3(a) and Section 4.3(b), respectively (such deposited cash being hereinafter referred to as the "Merger Fund").

                  (ii) As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each Holder (other than a Holder of Certificates representing Excluded Shares, but including Certificates representing Restricted Shares) (A) a letter of transmittal (which shall be in customary form and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and which shall be in such form and have such other customary provisions as Parent and the Surviving Corporation may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to be received by such Holder pursuant to Section 4.1(a) or Section 4.3(b), as applicable.

                  (iii) Each Holder of a Certificate representing any Common Shares that have been converted into a right to receive the Merger Consideration pursuant to Section 4.1(a) or Section 4.3(b) shall, upon surrender of such Certificate for cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Common Share formerly represented by such Certificate, in the form of a check, to be promptly mailed (or made available for collection by hand if so elected by the surrendering Holder of a Certificate) and the Certificate so surrendered shall forthwith be marked canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

                  (iv) In the event of the surrender of a Certificate that is not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, the Merger Consideration shall be paid to such a transferee if such Certificate is presented to the Paying Agent and such Certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any Merger Consideration is to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the Holder of the Certificate surrendered or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

                  (v) The Merger Consideration paid in accordance with the terms of this Article IV in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares represented thereby.

            (b) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

            (c) Termination of Merger Fund. Any portion of the Merger Fund (including any interest and other income resulting from any investment of the Merger Fund) that remains unclaimed by the Holders and other eligible Persons in accordance with this Article IV following six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Holder who has not previously complied with this Article IV shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for, and Parent and the Surviving Corporation shall remain liable for, payment of its claim for Merger Consideration (without interest) upon due surrender of their Certificates.

            (d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this
Article IV.

            (e) Withholding Taxes. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares (including Restricted Shares) or Options such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares (including Restricted Shares) or Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

            (f) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (g) Investment of Merger Fund. The Paying Agent shall invest any cash included in the Merger Fund, as directed by Parent, on a daily basis; provided that in the case of any losses incurred as a result of such investments, Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent's obligations under this Article IV. Any interest and other income resulting from such investments shall be paid to Parent.

            (h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Common Shares (or securities convertible or exchangeable into or exercisable for Common Shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, other than as permitted by Section 7.1, the Merger Consideration shall be correspondingly adjusted to reflect such change.

      Section 4.3   Treatment of Options and Restricted Shares.

            (a) Options. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled and converted into the right to receive, subject to Section 4.2(e), an amount in cash, without interest, equal to the product of (i) the total number of Common Shares subject to such Option (assuming full vesting of such Option) and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Common Share subject to the Option, with the aggregate amount of such payment rounded up to the nearest cent (the "Option Cash Payment"). As of the Effective Time, all Options shall no longer be outstanding and shall automatically cease to exist and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.

            (b) Restricted Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any restricted shares, including restricted shares that are converted from Restricted Stock Units into restricted shares at the Effective Time (each, a "Restricted Share"), each Restricted Share (whether vested or unvested) outstanding immediately prior to the Effective Time shall vest and become free of all restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and the Certificates that immediately prior to the Effective Time represented Restricted Shares shall be converted into the right to receive, in respect of each underlying Common Share, the Merger Consideration, without interest, upon surrender of such Certificate in accordance with this Article IV.

            (c) Paying Agent. Parent shall, or shall cause the Surviving Corporation to, provide the Paying Agent with a list of all holders of Options certified by an officer of the Surviving Corporation or the Surviving Corporation's transfer agent. As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Options a letter of transmittal (which shall be in customary form) and instructions for use in obtaining the value of such Options as contemplated by Section 4.3(a). All payments with respect to canceled Options shall be made by the Paying Agent (and Parent shall cause the Paying Agent to make such payments) as promptly as practicable after the receipt by the Paying Agent of a properly completed letter of transmittal, duly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions from funds deposited by or at the direction of Parent (in order to pay such amounts) in accordance with Section 4.2(a).

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


            Except (i) as otherwise disclosed to Parent in a letter (the "Company Disclosure Letter") delivered to it by the Company prior to the execution of this Agreement, it being understood and agreed that each item in a particular section of the Company Disclosure Letter applies only to such section and to any other section to which its relevance is reasonably apparent on the face of such disclosure, and (ii) other than with respect to Section 5.3, as disclosed in the Company Reports publicly available prior to the date hereof (the "Filed Company Reports") and only as and to the extent disclosed therein (other than any disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature), it being understood and agreed that each such disclosure in the Filed Company Reports applies only to such sections of this
Article V to which its relevance is reasonably apparent on the face of such disclosure, the Company represents and warrants to Parent and Merger Sub as follows:

      Section 5.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Company is duly qualified or licensed to own, lease and operate its properties and to carry on its business as is now being conducted and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed and in good standing does not have and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of its Constituent Documents, as amended and in effect on the date hereof. The Company is not in material violation of any of the provisions of its Constituent Documents.

      Section 5.2   Company Subsidiaries.

            (a) Section 5.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary owned (whether directly or indirectly) by the Company (collectively, the "Company Subsidiaries") and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed, qualified and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of the Constituent Documents of each of the Company Subsidiaries, as amended and in effect on the date hereof.

            (b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned free and clear of any Encumbrances other than Permitted Encumbrances.

            (c) Other than shares of capital stock or other equity interests of the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any shares of capital stock or other equity interests in any entity.

      Section 5.3   Capitalization.

            (a) As of the date hereof, the authorized capital stock of the Company consists of Fifty Million (50,000,000) Common Shares and One Million (1,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock") of which 15,000 shares are designated as Series A Junior Preferred Stock and have been reserved for issuance upon the exercise of the rights under the Rights Plan. At the close of business on June 11, 2007, (i) 8,176,121 Common Shares were issued and outstanding (of which 41,747 were Restricted Shares),
(ii) no shares of Preferred Stock were issued or outstanding, (iii) no Common Shares were held in treasury by the Company, (iv) 556,897 Common Shares were subject to outstanding Options and (v) 267,735 Common Shares were reserved for issuance (but not yet issued) pursuant to the Company's stock plans listed on
Section 5.3(a) of the Company Disclosure Letter, including 60,000 Common Shares issuable pursuant to (A) restricted stock units held by the Company's directors and (B) those Restricted Stock Unit Award Agreements issued to certain officers of the Company listed on Section 5.3(a) of the Company Disclosure Letter (collectively, the "Restricted Stock Units"). Except as set forth above, at the close of business on June 11, 2007, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding Common Shares have been, and all shares which may be issued pursuant to the exercise of Options or pursuant to the Company's stock plans listed on Section 5.3(a) of the Company Disclosure Letter will be (when issued in accordance with the respective terms thereof), duly authorized, validly issued, fully paid and nonassessable. From the close of business on June 11, 2007 until the date of this Agreement, no options to purchase shares of Common Shares or Preferred Stock have been granted and no Common Shares or Preferred Stock have been issued, except pursuant to the exercise of Options in accordance with their terms.

            (b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter ("Voting Company Debt"). Except as set forth above or as listed on Section 5.3(b) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company, any Company Subsidiary or any Voting Company Debt,
(ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any Company Subsidiary. As of the date hereof, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or to provide funds to or make any investment in (in the form of a loan, capital contribution or otherwise) in any Person. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

      Section 5.4   Authority for Agreements.

            (a) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for approval of this Agreement (the "Company Stockholder Approval") by the holders of at least two-thirds of the outstanding Common Shares entitled to vote in accordance with the MBCA (the "Requisite Stockholder Vote"). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors' rights generally or by general principles of equity.

            (b) The Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company's stockholders for their approval and (iv) resolved to recommend that the Company's stockholders approve this Agreement (collectively, the "Recommendation").

      Section 5.5   Consents and Approvals; No Violations.

            (a) The execution, delivery and performance of this Agreement by the Company and consummation of the transactions contemplated hereby, including the Merger, by the Company and the consummation of the transactions contemplated by the Stockholders Agreements do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the filing of the Articles of Merger pursuant to the MBCA (the requirements in clauses (i), (ii) and (iii) collectively, the "Governmental Requirements") and
(iv) any such consent, approval, authorization, permit, filing, or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby.

            (b)   Except for the Requisite Stockholder Vote, as set forth in
Section 5.5(b) of the Company Disclosure Letter or as contemplated by Section 5.5(a), no consent or approval of any other Person is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby, including the Merger, except where the failure to obtain any such consent or approval would not reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby.

            (c) None of the execution, delivery or performance of this Agreement by the Company or, subject to the receipt of the Requisite Stockholder Vote, consummation by the Company of the transactions contemplated hereby, including the Merger, or compliance by the Company with any provisions hereof, nor the consummation of the transactions contemplated by the Stockholders Agreements, will (i) violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without the giving of due notice or the lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation, or result in the loss of any benefits by the Company or any Company Subsidiary, under, any agreement, undertaking, commitment or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of the Company or any

Company Subsidiary or (iv) violate or conflict with any Applicable Law to which the Company or any Company Subsidiary, is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, (A) have or be reasonably expected to have, a Company Material Adverse Effect or (B) be reasonably expected to prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby.

            (d) The Company has taken all action necessary to render the Rights Agreement inapplicable to the execution of this Agreement and the Stockholders Agreements and consummation of the transactions contemplated hereby and thereby, including the Merger, such that none of the execution of this Agreement or the Stockholders Agreements, and consummation of the transactions contemplated hereby and thereby, including the Merger, will result in the grant of any rights to any person under the Rights Plan or enable or require any rights outstanding thereunder to be exercised, distributed or triggered.

            (e) Takeover Statutes. The provisions of Massachusetts General Laws Chapter 110D do not apply to the Company, the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated hereby or thereby. The Company Board has taken all actions necessary such that the restrictions contained in Massachusetts General Laws Chapter 110C and 110F do not apply to the Merger, this Agreement, the Stockholders Agreements and the transactions contemplated hereby and thereby; provided, that, for purposes hereof, Parent and Merger Sub hereby specifically represent and warrant to the Company that neither of them is an "interested stockholder" in the Company, as such term is defined in Massachusetts General Laws Chapter 110F. To the Knowledge of the Company, there is no other "control share acquisition," "fair price," "business combination", "control share acquisition" statute or other similar statute or regulation that applies to the Merger, this Agreement, the Stockholders Agreements or any of the transactions contemplated hereby or thereby.

      Section 5.6   Company Financial Statements; SEC Reports.

            (a) The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal, recurring year-end adjustments, and comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders' equity and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders' equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated. All of the Company Subsidiaries are consolidated for accounting purposes.

            (b) The term "Company Financial Statements" means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Reports together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders' equity and a consolidated statement of cash flows, and accompanying notes.

            (c) The Company and each Company Subsidiary has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it to the SEC since January 1, 2005 (the "Company Reports"). As of its respective date, each Company Report complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company Report. No Company Subsidiary is required to file any form, report or other document with the SEC.

            (d) Each of the then-acting principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports.

            (e) Since the enactment of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder, the Company has been and is in compliance in all material respects with the applicable provisions thereunder.

            (f) The Company has implemented and maintains a system of internal control over financial reporting that is designed to ensure (i) that transactions are recorded as necessary to permit preparation of the Company Financial Statements in conformity with GAAP and to maintain accountability for the Company consolidated assets, (ii) that transactions, receipts and expenditures are executed only in accordance with the authorization of management, (iii) access to the Company's assets is permitted only with management's authorization and the prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could materially affect the Company Financial Statements and (iv) accounts, notes and other receivables and inventory are recorded accurately and collected on a current and timely basis. The Company's principal executive officer and principal financial officer have disclosed, based on their most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably expected to adversely affect the Company's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting

            (g) The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed in all material respects to ensure that (i) information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and
(ii) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

      Section 5.7   Absence of Certain Changes. Except as set forth on Section
5.7 of the Company Disclosure Letter, since December 31, 2006, (a) there has been no event, occurrence, fact, condition, change, development or effect which, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a Company Material Adverse Effect or (ii) would reasonably be expected to prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby; and (b) the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice.

      Section 5.8 Litigation. As of the date hereof, there (a) is no suit, action, proceeding or, to the Knowledge of the Company, investigation or inquiry (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries or any of their respective properties, assets or rights, the outcome of which, individually or in the aggregate, would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby and (b) is not any judgment, decree, injunction, rule, writ or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely affect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby. Except as set forth on Section 5.8 of the Company Disclosure Letter, to the Knowledge of the Company, no officer or director of the Company is a defendant in any suit, action or proceeding commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company.

      Section 5.9 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (a) liabilities reflected on or reserved against in the Company's consolidated balance sheet as of December 31, 2006 included in the Company Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, (c) liabilities incurred in connection with the transactions contemplated hereby and (d) liabilities which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

      Section 5.10   Taxes.

            (a) Except as set forth in Section 5.10(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries have (i) duly and timely filed (or caused to be timely filed on their behalf) with the appropriate Taxing Authorities all income Tax Returns and all other material federal, state, local and foreign Tax Returns required to be filed by them on or prior to the date hereof (taking into account any applicable extensions), and all such Tax Returns are correct and complete in all material respects and (ii) duly and timely paid in full all material Taxes due and owing (whether or not shown on any Tax Return) and has made provision in accordance with GAAP in the Company Financial Statements most recently filed with the SEC for the payment of all Taxes not yet due and owing for all periods or portions thereof ending on the date hereof;

            (b) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to a material amount of Taxes or any material Tax Returns of the Company or any Company Subsidiary;

            (c) The Company has provided Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, (ii) with respect to federal income Taxes and any material other Taxes, for all taxable years for which the statute of limitations has not yet expired, those years for which examinations have not yet been initiated and (iii) any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any income Tax Returns and all other material federal, state, local and foreign Tax Returns of the Company or any of the Company Subsidiaries, in each case which have been requested in writing by Parent;

            (d) As of the Closing Date, neither the Company nor any Company Subsidiaries will be a party to, be bound by or have any obligation under any tax allocation, tax sharing, tax indemnity or similar agreement with respect to a material amount of Taxes.

            (e) Neither the Company nor any Company Subsidiary has engaged in any transaction that could give rise to a disclosure obligation as a "listed transaction" under Section 6011 of the Code and the promulgated regulations thereunder.

            (f) With respect to requests for changes in method of accounting and ruling request: (i) neither the Company nor any Company Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method; (ii) neither the Company nor any Company Subsidiary has pending any application with any Taxing Authority requesting permission for any change in any accounting method, except for an automatic change in accounting method which is expected to be filed with the Company's 2006 Federal income Tax Return which will allow the Company to defer the recognition of gift cards sold but not redeemed for one year; and (iii) there are no outstanding rulings or requests for rulings with any Taxing Authority addressed, directly or indirectly, to the Company or any Company Subsidiary.

            (g) Each Company Subsidiary, other then Restaurant Insurance Corporation and Friendly's International, Inc., is treated as a "disregarded entity" for U.S. federal income tax purposes and, to the Knowledge of the Company, under applicable state and local income or franchise Tax law. Restaurant Insurance Corporation is an insurance company licensed as such under Vermont law.

      Section 5.11   Real Property; Title to Property.

            (a) Section 5.11(a) of the Company Disclosure Letter sets forth the location and description of all real property owned in fee by the Company or any of the Company Subsidiaries (the "Owned Real Property"). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (as applicable) has good, valid and marketable fee title to each parcel of Owned Real Property, including all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. There is no material default or claim of material default under any Real Property Lease by the Company or the Company Subsidiary party thereto, or to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, or would permit material modification, acceleration or termination thereof. Neither the Company nor any Company Subsidiary has received any written, nor to the Knowledge of the Company, any oral, communication from any party to a Real Property Lease or on behalf of any such party that such party intends to cancel, terminate or fail to renew such Real Property Lease.

            (b) Section 5.11(b) of the Company Disclosure Letters sets forth, in all material respects, a correct and complete list of all leases, subleases, licenses and other agreements under which the Company or any of the Company Subsidiaries leases, subleases, licenses, uses or occupies, or has the right to use or occupy any real property (the "Leased Real Property" and together with the Owned Real Property, the "Company Real Property"). The leases, subleases, sub-subleases, licenses and other agreements governing such Leased Real Property are referred to herein as the "Real Property Leases." The Company has delivered or made available to Parent or Merger Sub correct and complete copies of all Real Property Leases, as amended and in effect on the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (as applicable) has a good and valid leasehold interest in the Leased Real Property, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

            (c) All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property are in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as, individually or in the aggregate, has not, and would not, reasonably be expected to have a Company Material Adverse Effect.

            (d) Each of the Company and the Company Subsidiaries (a) has good and valid title to all of the properties, assets and other rights that would not constitute real property (other than Intellectual Property) as reflected on the Company's consolidated balance sheet (including in any related notes thereto) as of December 31, 2006, free and clear of all Encumbrances and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business, in the case of clause (a) and (b), except for Permitted Encumbrances or where the failure to have such good and valid title, own such assets, have such valid leasehold interests or have such valid contractual rights have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the tangible assets (other than Intellectual Property) used by the Company or any of the Company Subsidiaries is in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as, individually or in the aggregate, has not, and would not, reasonably be expected to have a Company Material Adverse Effect.

      Section 5.12 Insurance. Copies of all material insurance policies maintained by the Company and the Company Subsidiaries as of the date hereof have been provided or made available to Parent or Merger Sub. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, (b) neither the Company nor any Company Subsidiary is in breach or default, and to the Knowledge of the Company, no event has occurred which, with or without the giving of due notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification under any policy, (c) all premiums due thereon have been paid and the Company has not received any notice of cancellation, termination or non-renewal of any such policy and (d) all appropriate insurers under such policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed the

Company or any of the Company Subsidiaries of any denial of coverage or reservation of rights thereto.

      Section 5.13 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the Exchange Act.

      Section 5.14 Brokers. No Person other than Goldman, Sachs & Co. is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

      Section 5.15   Employee Benefit Plans; ERISA.

            (a) Section 5.15(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has provided or made available to Parent and Merger Sub complete and correct copies of (i) such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, the most recent actuarial valuation reports; the most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto; all current summary plan descriptions; all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor; and all amendments and modifications to any such document.

            (b)   Each Company Benefit Plan intended to be qualified under
Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect such qualification. Each Company Benefit Plan has been operated in accordance with its terms and Applicable Law (including ERISA and the Code), except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

            (c)   Liability; Compliance.

                  (i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 5.15(c) of the Company Disclosure Letter, neither the Company, nor any Company Subsidiary, nor any Company Related Person has in the past six (6) years maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither the Company, nor any Company Subsidiary, nor any Company Related Person has in the past six (6) years been required at any time or is required currently to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

                  (ii) All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by such plan, agreement or Applicable Law, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (iii) No disputes are pending before, or to the Knowledge of the Company, are threatened by any Governmental Entity or by or on behalf of any participant or beneficiary against any Company Benefit Plan, other than routine claims for benefits or claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (iv) Except as set forth in Section 5.15(c) of the Company Disclosure Letter, with respect to each Company Benefit Plan that is subject to
Part 3 of Title I or Title IV of ERISA (a "Title IV Plan"): (A) no reportable event under Section 4043 of ERISA for which the notice requirement has not been waived has occurred; (B) no accumulated funding deficiency, whether or not waived under Code Section 412 has been incurred; (C) no liability to the Pension Benefit Guaranty Corporation has been incurred and all premiums required to be paid thereto have been paid on behalf of each Title IV Plan; and (D) no event or condition exists which (1) would constitute grounds for termination by the Pension Benefit Guaranty Corporation or (2) has caused or would give rise to a partial termination of any such Title IV Plan.

                  (v) No non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Benefit Plan that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

                  (vi) Except as disclosed in Section 5.15(c) of the Company Disclosure Letter, the Company and Company Subsidiaries have no liability with respect to any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to retired employees (other than as required by Section 601 of ERISA).

                  (vii) Except as disclosed in Section 5.15(c) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (A) entitle any Company Employee (as defined in Section 8.7) to severance pay, (B) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any Company Employee, (C) result in any sale bonus, stay bonus or other transaction-based bonus being due to any Company Employee or (D) result in the payment to any Company Employee of any amount that would be an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (viii) Except as disclosed in Section 5.15(c) of the Company Disclosure Letter, the Company and Company Subsidiaries have no material unfunded liabilities for benefits or claims accrued pursuant to any Company Benefit Plan which is not intended to be qualified under Section 401(a) of the Code that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

      Section 5.16 Labor Matters. None of the Company or any of the Company Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement and, to the Knowledge of the Company, there are no labor unions or other organizations representing, or purporting to represent, any employees employed by the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no labor union is currently engaged in or threatening organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries. Since January 1, 2005, to the Knowledge of the Company, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no controversies pending or, to the Company's Knowledge, threatened between the Company and/or any Company Subsidiary on the one hand and any of their employees or former employees on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

      Section 5.17   Intellectual Property Rights.

            (a) Section 5.17 of the Company Disclosure Letter lists all registrations or applications for registration of any Intellectual Property used in the business as presently conducted and as presently anticipated to be conducted. The Company and the Company Subsidiaries own, free of all Encumbrances other than Permitted Encumbrances, or have a right to use, all Intellectual Property material to the conduct of their respective businesses (as applicable). All material Intellectual Property is valid, subsisting and enforceable in all material respects and is sufficient to operate the businesses of the Company and the Company Subsidiaries as presently conducted.

            (b) Except for defaults and infringements which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, (ii) none of the Intellectual Property is being infringed by any third party and (iii) neither the Company nor any Company Subsidiary is infringing, misappropriating or violating any Intellectual Property of any third party and no such claim has been asserted or, to the Knowledge of the Company, has been threatened.

            (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending or, to the Knowledge of the Company, threatened claim or dispute regarding the ownership of, or use by, the Company or any Company Subsidiary of any Intellectual Property and (ii) consummation by the Company of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property necessary for the business of the Company or any of the Company Subsidiaries as currently conducted.

            (d)   For purposes of this Agreement, "Intellectual Property" means
(i) all patents, trademarks, trade names, service marks, copyrights, domain names relating to the Company's and each of the Company Subsidiary's respective businesses or owned by the Company or any of the Company Subsidiaries, and all pending applications for and registrations of any of the foregoing; (ii) copyrights and copyrightable works (including databases, software and Internet site content), brand names and logos; and (iii) all computer software programs and trade secrets, inventions, formulae, data, improvements, know-how, confidential information, engineering and technical drawings, processes, methodologies, trade dress and other proprietary intellectual property rights.

      Section 5.18   Contracts.

            (a) Section 5.18(a) of the Company Disclosure Letter sets forth a correct and complete list of each contract (whether written or oral) to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

                  (i) contains outstanding obligations in excess of One Million Dollars ($1,000,000) in any twelve (12)-month period or is otherwise material (within the meaning of Item 601 of Regulation S-K under the Exchange
Act) to the business of the Company and the Company Subsidiaries taken as a whole as currently conducted that cannot be terminated without penalty upon sixty (60) days' prior written notice;

                  (ii) contains covenants that would obligate the Company or any of the Company Subsidiaries to provide products or services to a counterparty on terms at least as favorable to such counterparty as those which are offered to any other third party;

                  (iii) contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to provide any products or services generally or in any market segment or in any geographic area, or to compete with any Person or restricting the ability of the

Company or any of the Company Subsidiaries to acquire equity securities of any Person;

                  (iv) the Company or any of the Company Subsidiaries has (a) incurred, or may incur, any indebtedness for borrowed money or (b) given any guarantee in respect of indebtedness for borrowed money;

                  (v) provides for a joint venture or partnership (without regard to legal form);

                  (vi) is a standby letter of credit, performance or payment bond, or surety bond of any nature;

                  (vii) with respect to Section 5.18(a)(vii) of the Company Disclosure Letter, the Company has set forth the name of each Person (each a "Franchisee"), and the number and location of each Friendly's restaurant (whether traditional or non-traditional) operated by such Franchisee; each such Franchisee is a party to or is otherwise bound by a currently effective franchise agreement related to each Friendly's restaurant it operates and, as indicated on Section 5.18(a)(vii) of the Company Disclosure Letter, may also be a party to a development agreement (each, a "Franchise Agreement" and collectively, the "Franchise Agreements") which grants or purports to grant to such Franchisee the right to operate Friendly's restaurants and, if so indicated on Section 5.18(a)(vii) of the Company Disclosure Letter, the right to develop one or more "Friendly's" restaurants within a geographic area, and the Company has previously made available to Parent forms that contain the substantive terms of each type of Franchise Agreement; or

                  (viii) is an employment, severance, retention or indemnification contract applicable to (A) any "named executive officer" (as such term is defined in Item 402 of Regulation S-K under the Exchange Act) or director of the Company, (B) any regional chief executive officer of the Company or (C) any employee of the Company or any Company Subsidiary entitled to at least one (1)-year's severance pay, in each case, that cannot be canceled by the Company (or the applicable Company Subsidiary) upon sixty (60) days' notice without liability, penalty or premium (each contract of the type described in clauses (i) through (vii), the "Company Contracts"). The Company has delivered or made available to Parent or Merger Sub complete and correct copies of each Company Contract.

            (b) Except as set forth on Section 5.18(b) of the Company Disclosure Letter:

                  (i) each Company Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto, and to the Knowledge of the Company, each other party thereto, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or by general principles of equity, and is in full force and effect; and

                  (ii) there is no material default or claim of material default under any Company Contract by the Company or the Company Subsidiary party thereto, or to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, or would permit material modification, acceleration or termination thereof. Neither the Company nor any Company Subsidiary has received any written nor, to the Knowledge of the Company, any oral communication from any party to a Company Contract or on behalf of any such party that such party intends to cancel, terminate or fail to renew such Company Contract.

            (c) Except as listed on Section 5.18(c) of the Company Disclosure Letter, to the Knowledge of the Company, the Company has filed each contract required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K.

      Section 5.19 Compliance with Laws; Permits. Neither the Company nor any Company Subsidiary is in violation of and, to the Knowledge of the Company, no investigation is pending with respect to or has been threatened to be charged with or given notice of any violation of, any Applicable Law, except for any violation or possible violation that, individually or in the aggregate, (a) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (b) would not be reasonably expected to prevent or materially delay consummation of the Merger or the transactions contemplated hereby or otherwise materially adversely effect the ability of the Company to perform its obligations hereunder and the other transaction contemplated hereby. The Company and the Company Subsidiaries hold all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals ("Permits") of and from, and has made all material declarations and filings with, each Governmental Entity necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use their respective properties and assets, except where the failure hold such Permits or make such declarations and filings do not have and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except where the failure to be valid or in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority that the Company or such Company Subsidiary is or may become party to or subject of any proceeding seeking to revoke, suspend or otherwise limit any such Permit.

      Section 5.20   Environmental Laws and Regulations. :

            (a) The Company and each of the Company Subsidiaries and their respective properties and operations are in compliance with all, and neither the Company nor any Company Subsidiary has any liability under any, Applicable Laws relating to pollution, protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), worker health and safety, as related to exposure to Hazardous Materials (collectively, "Environmental Laws"), which compliance includes the possession by the Company and the Company Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for instances of non-compliance which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

            (b) Neither the Company nor any of the Company Subsidiaries has received written notice of any actions, causes of action, claims, demands, notices or, to the Knowledge of the Company, investigations by any Person asserting or alleging actual or potential liability under or non-compliance with any Environmental Laws (collectively, "Environmental Claims") that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

            (c) To the Knowledge of the Company, there are no facts, circumstances or conditions in connection with the operation of the business of the Company and the Company Subsidiaries, or otherwise that have led to, or are reasonably expected to lead to, any Environmental Claims against the Company or any Company Subsidiary, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

            (d) No Releases of Hazardous Materials have occurred at, from, in, to, on, or under any currently or formerly owned or leased real property and no Hazardous Materials are present in, on, at, migrating from or, to the Knowledge of the Company, migrating to any currently or, to the Knowledge of the Company, formerly owned or leased real property that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

            (e) To the Knowledge of the Company, there have been no material environmental investigations, studies or reports conducted by, on behalf of the Company or any of the Company Subsidiaries during the past ten (10) years, or which are in the possession of the Company or any of the Company Subsidiaries with respect to any currently or formerly owned or leased real property that have not been made available to Parent prior to execution of this Agreement.

            (f) Neither the Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar agreement with any Governmental Entity that has not otherwise been resolved without any remaining material liability or material obligations under any Environmental Laws.

      The representations and warranties made by the Company and each of the Company Subsidiaries in Sections 5.5, 5.6, 5.9 and this Section 5.20 are the only representations and warranties made in this Agreement regarding matters arising under, or regulated pursuant to, any Environmental Law.

      Section 5.21 Opinion of Financial Advisor. The Company Board has received an opinion from Goldman, Sachs & Co., dated as of the date hereof, (which opinion will be confirmed in writing) to the effect that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares.

      Section 5.22 Affiliate Transactions. There are no Contracts or transactions between the Company or any of the Company Subsidiaries, on the one hand, and any (a) executive officer or director of the Company or any of the Company Subsidiaries, (b) record or beneficial owner of ten percent (10%) or more of the voting securities of the Company or (c) Affiliate of any such executive officer, director or record or beneficial owner, on the other hand, in each case that are required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, except those of a type available to employees of the Company generally.

      Section 5.23   Franchise Matters.

            (a) Section 5.23(a) of the Company Disclosure Letter lists each state or other jurisdiction in which the Company and each Company Subsidiary is currently registered as a franchisor, or with which the Company and each Company Subsidiary filed an application for registration or an exemption from registration, to sell franchises, and the effective date of each such registration. Except as set forth in Section 5.23(a) of the Company Disclosure Letter, all franchise registrations remain in full force and effect and are not the subject of any existing or threatened government or other action intended, in whole or in part, to result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance that would reasonably be expected to impair the Company's or any Company Subsidiary's ability routinely to renew or amend any such franchise registration and/or enter into Franchise Agreements in any jurisdiction. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is currently in compliance with all laws relating to the offer and sale of franchises in all jurisdictions where the Company or any of the Company Subsidiaries is conducting franchise activities and has, without limitation, prepared all disclosure documents and secured all registrations to effectuate such franchise activities.

            (b) The current Uniform Franchise Offering Circulars ("UFOCs") used by the Company or any of the Company Subsidiaries do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 5.23(b) of the Company Disclosure Letter, each current Franchisee signed a UFOC Item 23 "receipt" at least ten (10) Business Days prior to executing his/her/its Franchise Agreement.

            (c) Except as set forth in the UFOCs or in Section 5.23(c) of the Company Disclosure Letter, (i) there is no franchise or franchise-related action, suit, claim, proceeding or investigation pending against the Company or any of the Company Subsidiaries, (ii) to Company's Knowledge there has not been any Franchisee complaint, threats to initiate any action, suit, claim, proceeding or investigations, threats to file complaints with any Governmental Entity, (iii) there exists no formal complaint, inquiry, investigation, or judicial or administrative action or proceeding, or injunction, writ or order communicated, commenced or issued (as the case may be) by any Governmental Entity to or against the Company or any of the Company Subsidiaries regarding its offer and sale of franchises, the administration of its franchise network, advancing or referring to any complaint received from any Franchisee, inquiring of or contesting any element of the Company's franchise program or franchise relationships, and/or otherwise related to the Company's and the Company Subsidiary's compliance with any franchise law, and (iv) to Company's Knowledge, there exists no material action, suit, claim proceeding or investigation by any third party against any of the Franchisees in which the Company or any Company Subsidiary is or may become a party thereto, including under a negligence or "vicarious liability" theory.

            (d) Except as set forth in Section 5.23(d) of the Company Disclosure Letter, to Company's Knowledge, none of the Franchisees are currently involved in a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding; or contemplating or scheduled to undertake a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding.

            (e) Except as set forth on Section 5.23(e) of the Company Disclosure Letter, no Franchisee has a protected territory, exclusive territory, right of first refusal, option or similar arrangement with respect to a franchised location.



                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


            Except as otherwise disclosed to the Company in a letter (the "Parent Disclosure Letter") delivered to it by Parent prior to the execution of this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

      Section 6.1 Corporate Status. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to own, lease and operate its properties and to carry on its business as is now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since their respective dates of incorporation, neither Parent nor Merger Sub has engaged in any activities other than in connection with the transactions contemplated hereby. Parent has delivered or made available to the Company complete and correct copies of the Constituent Documents of Parent and Merger Sub, as amended and currently in effect.

      Section 6.2 Authority for Agreements. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate or shareholder action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary for Parent or Merger Sub to authorize this Agreement and to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors' rights generally or by general principles of equity.

      Section 6.3   Consents and Approvals; No Violations.

            (a) Except (i) for the Governmental Requirements or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub or consummation by Parent or Merger Sub of the transactions contemplated hereby.

            (b) Except as contemplated by Section 6.3(a), no consent or approval of any other Person is required to be obtained by Parent or Merger Sub for the execution, delivery or performance of this Agreement by Parent or Merger Sub or consummation by Parent or Merger Sub of the transactions contemplated hereby, including Merger, except where the failure to obtain any such consent or approval would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

            (c) Subject to compliance with the Governmental Requirements, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, or compliance by Parent or Merger Sub with any provisions hereof, will (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without the giving of due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of Parent or Merger Sub, (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation to which Parent or Merger Sub, or the property or assets of Parent or Merger Sub, is subject or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Parent or Merger Sub to conduct its business as currently conducted, except, in the case of clauses (ii), (iii), (iv) and
(v), for violations, breaches, defaults, terminations, cancellations, vestings, payments, exercises, accelerations, suspensions, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 6.4 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 6.5 Brokers. No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Parent or Merger Sub in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

      Section 6.6 Litigation. There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

      Section 6.7 Financing. Parent has delivered to the Company a true and complete copy of the executed Financing Commitment, pursuant to which the Sponsor has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the "Financing"). The Financing Commitment has not been amended or modified in any material respect, and the commitment contained in the Financing Commitment has not been withdrawn or rescinded. The Financing Commitment is in full force and effect. The Financing Commitment, in the form so delivered, is a legal, valid and binding obligation of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitment. Subject to the terms and conditions of the Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitment will be sufficient for Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby. Parent does not have any Knowledge that any event has occurred which, with or without the giving of due notice or the lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitment. Parent does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it and contained in the Financing Commitment. For avoidance of doubt, it shall not be a condition to Closing for Parent to obtain the Financing or any alternative financing.

      Section 6.8 Ownership of Common Shares. Neither Parent nor Merger Sub, nor, to the Knowledge of Parent, any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares.

      Section 6.9 Interest in Competitors. Except as set forth in Section 6.9 of the Parent Disclosure Letter, neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or Person that derives a substantial portion of its revenues from a line of business within the Company's principal lines of business.

      Section 6.10 Management Agreements. Except as contemplated by this Agreement, as of the date hereof, there are no contracts or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any of the Company's officers, employees or directors, on the other hand.

                                   ARTICLE VII

                         CONDUCT OF BUSINESS BY COMPANY

      Section 7.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, or except as set forth on Section 7.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with third parties and to keep available the services of its current key employees, subject to the terms of this Agreement. In the event the Closing shall not have occurred by November 19, 2007, the Company shall extend the term of Rights Plan until the Outside Date. In addition to and without limiting the generality of the foregoing, except as set forth on
Section 7.1 of the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall (i) be in the sole discretion of Parent with respect to those actions prohibited by subsections (a), (b), (c), (d), (f)(i), (f)(ii), (f)(v), (g), (m), (n), (p), (r)
and (s) with respect to actions pertaining to the foregoing subsections and (ii) not be unreasonably withheld with respect to those actions prohibited by the remaining subsections with respect to actions pertaining thereto):

            (a) the Company shall not adopt or propose, and shall not permit any Company Subsidiary to adopt or propose, any change in its Constituent Documents or the Rights Plan, except as expressly contemplated by this Agreement;

            (b) the Company shall not, and shall not permit any Company Subsidiary to declare, set aside or pay any shareholder dividend or other distribution except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary;

            (c) the Company shall not, and shall not permit any Company Subsidiary to, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization;

            (d) the Company shall not, and shall not permit any Company Subsidiary to merge or consolidate with any other Person or acquire the assets or capital stock of any other Person, except (i) that a Company Subsidiary may merge with another Company Subsidiary and (ii) for any acquisitions of inventory in the ordinary course of business consistent with past practice;

            (e) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license, subject to an Encumbrance, other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice, except (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed to Parent prior to the date hereof) or (ii) sales in the ordinary course of business consistent with past practice and in an amount not in excess of One Million Dollars ($1,000,000) in the aggregate;

            (f) the Company shall not, and shall not permit any Company Subsidiary to, (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), or split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities (including options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) in respect of, in lieu of, or in substitution for, its capital stock, or enter into any amendment of any term of any of its outstanding securities (except for issuances of Common Shares (A) in connection with the exercise of Options outstanding on the date hereof and (B) pursuant to Options required to be granted pursuant to preexisting contractual commitments or pursuant to a Company Benefit Plan), (ii) incur, guarantee or assume (on its own behalf or on behalf of another Person) any indebtedness (other than (A) short-term borrowings under credit facilities existing on the date hereof in the ordinary course of business consistent with past practice or (B) in connection with any acquisition entered into pursuant to Section 7.1(c) or as set forth on
Section 7.1 of the Company Disclosure Letter), (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Company Subsidiaries or customary loans or advances to non-officers employees in accordance with past practice), (iv) make any material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice an in accordance with the Company's budgeted capital expenditures for fiscal years 2007 and 2008, or (v) accelerate the vesting of any Options or Restricted Shares (except as required pursuant to preexisting contractual commitments);

            (g) except as required by Applicable Law or by contract, the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in compensation (whether base salary, wages or bonus opportunities or amounts) of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary (other than increases in the ordinary course of business consistent with past practice for employees and merit increases in base salary for employees, in each case not exceeding the greater of three percent (3%) and $10,000 and increases pursuant to previously existing contractual arrangements);

            (h) except as required by Applicable Law or in connection with any acquisition entered into pursuant to Section 7.1(c) or as set forth on Section
7.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, (i) enter into or amend or modify, in any material respect, any Company Benefit Plan or any severance, consulting, retention or employment agreement (other than with respect to agreements for new hires in the ordinary course of business consistent with past practice or which are terminable at will by the Company or a Company Subsidiary before and after the Effective Time without any penalty or cost to the Company, such Company Subsidiary or any Affiliate thereof) or (ii) other than in the ordinary course of business consistent with past practice, hire or terminate the employment or contractual relationship of any officer, employee, consultant or agent of the Company or any Company Subsidiary, as the case may be (other than (A) with respect to consultants, agents or employees below the level of vice president, any such termination as a result of "cause" or which the maximum amount paid and payable by the Company or such Company Subsidiary, as the case may be, in respect of applicable severance or similar benefits shall not exceed One Hundred Thousand Dollars ($100,000), individually, or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate with respect to all such terminations or (B) any termination to avoid statutory disqualification under the Exchange Act);

            (i) the Company shall not change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP as agreed by Ernst & Young LLP, the Company's independent auditors;

            (j) the Company shall not, and shall not permit any Company Subsidiary to, pay, discharge, settle or satisfy any (i) material litigation, arbitrations, proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or (ii) claim under any insurance policy in excess of $20,000 for a single claim or $125,000 in the aggregate;

            (k) the Company shall not, and shall not permit any Company Subsidiary to, (i) make or rescind any election relating to a material amount of Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to a material amount of Taxes or (v) other than as required by Applicable Law and except for the automatic change contemplated by Section 5.10(f), change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2005;

            (l) the Company shall not, and shall not permit any Company Subsidiary to, terminate, cancel, materially modify or fail to maintain in full force and effect any material insurance policy maintained by it or any Company Subsidiary, which (in the event of a termination or cancellation) is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice;

            (m) the Company shall not, and shall not permit any Company Subsidiary to, purchase or redeem any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than (i) as otherwise contractually required or (ii) for any such purchases or redemptions by a wholly-owned Company Subsidiary with respect to such Company Subsidiary's own capital stock or other equity interests;

            (n) the Company shall not, and shall not permit any Company Subsidiary to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's Affiliates, other than transactions solely among the Company and the Company's Subsidiaries;

            (o) the Company shall not, and shall not permit any Company Subsidiary to, (i) enter into any contract, agreement or arrangement (whether written or oral) that if existing on the date hereof would be a "Company Contract" other than Contracts with suppliers and customers in the ordinary course consistent with past practice, or (ii) terminate, amend, supplement or modify in any material respect, or waive any material term under, any Company Contract to which the Company or any of the Company Subsidiaries is a party;

            (p) the Company shall not, and shall not permit any Company Subsidiary to, waive, fail to enforce or grant any consent under any provision of any confidentiality agreement or standstill or similar agreement (or any agreement containing a standstill or similar provision) to which it is a party or otherwise has rights;

            (q) the Company shall not, and shall not permit any Company Subsidiary to, enter into any material line of business other than the line of business in which the Company and the Company Subsidiaries are currently engaged as of the date of hereof;

            (r) the Company shall not, and shall not permit any Company Subsidiaries to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger; and

            (s) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing.

      Section 7.2   Conduct of Parent and Merger Sub Pending the Merger.

            (a) During the period from the date of this Agreement through the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to materially delay or impede the consummation of the Merger.

            (b) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

      Section 8.1 Access and Information. Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its financial advisors, legal counsel, financing sources, accountant or other advisor, agent or authorized representative (collectively, "Representatives") reasonable access during normal business hours and without undue disruption of normal business activity throughout the period prior to the Effective Time to all of its books, records, properties, premises, personnel and advisors during such period and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent, (a) a copy of each report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of the federal securities laws or a Governmental Entity, except, with respect to examination reports, as is restricted by Applicable Law, and (b) all other information as Parent reasonably may request; provided that the Company and the Company Subsidiaries shall not be obligated to disclose (A) any competitively sensitive information or (B) any information that, in the reasonable judgment of outside counsel to the Company, would result in the loss of attorney-client privilege with respect to such information. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, upon obtaining knowledge of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, (ii) any suits, actions, proceedings or investigations commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (iii) any event, occurrence, fact, condition, change, development or effect known to it that (a) in the case of the Company, individually or taken together with all other events, occurrences, facts, conditions, changes, developments or effects known to it, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any of such person's representations, warranties, covenants or agreements contained herein. Notwithstanding the foregoing, neither any investigation pursuant to this Section 8.1 nor the delivery of any notice pursuant to this
Section 8.1 shall limit or otherwise affect any remedies available to Parent or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant or the conditions to the obligations of the parties under this Agreement. Each party shall continue to abide by the terms of the confidentiality agreement between Sun Capital Partners Group IV, Inc. and the Company, dated March 30, 2007 (the "Confidentiality Agreement").

      Section 8.2   Proxy Statement.

            (a) As soon as reasonably practicable, and in any event within 14 days, following the date hereof, the Company shall prepare and file with the SEC, a proxy statement relating to the approval of this Agreement by the Company's stockholders (as amended or supplemented from time to time, the "Proxy Statement"). Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish all information concerning Parent as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

            (b)   The Company shall as promptly as practicable notify Parent of
(i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto; provided that the Company shall give Parent copies of all written materials contemplated by clause (i) or (ii). All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review and comment of Parent, and all mailings to the Company's stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment of Parent.

            (c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Company, Parent or Merger Sub, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

      Section 8.3 Company Stockholders' Meeting. The Company, acting through the Company Board, shall, in accordance with its Constituent Documents, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of Common Shares (the "Company Stockholders' Meeting") for the sole purpose of seeking the Company Stockholder Approval and shall (a) except as otherwise provided in Section 8.4(b), recommend approval of this Agreement and include in the Proxy Statement the Recommendation and (b) use its commercially reasonable efforts to solicit the approval of this Agreement by the holders of the Common Shares. Unless this Agreement has been terminated, nothing contained in this Agreement (including any Adverse Recommendation Change) will limit the Company's obligation to convene and hold the Company Stockholders Meeting (regardless of whether the Company Board shall have made an Adverse Recommendation Change); provided, that the Company Board may fail to include the Recommendation in the Proxy Statement if the Company Board shall have made an Adverse Recommendation Change.

      Section 8.4   Acquisition Proposals.

            (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary, or any of their respective directors, officers or employees or any Representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly induce, encourage or facilitate (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making, submission or announcement of any proposal that constitutes or could reasonably be expected to lead to, an Alternative Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations (other than with Parent, Merger Sub or their respective directors, officers or employees or Representatives) regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Alternative Transaction Proposal. The Company and the Company Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by Affiliates or representatives of the Company or the Company Subsidiaries) with respect to consideration of any Alternative Transaction Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, the Company Subsidiaries or their agents and representatives to any such third parties. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited bona fide written Alternative Transaction Proposal that the Company Board determines in good faith (i) after consultation with a financial advisor of nationally recognized reputation and the Company's outside legal advisor, that such Alternative Transaction Proposal constitutes or is reasonably expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the failure to take the actions set forth in clauses
(x) and (y) below with respect to such Alternative Transaction Proposal would be inconsistent with its fiduciary duties to the holders of the Common Shares under Applicable Law, the Company may in response to such Alternative Transaction Proposal, subject compliance with Section 8.4(d), and after giving Parent written notice of such action, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement containing terms no more favorable to such person than those contained in the Confidentiality Agreement, including in respect to any standstill provisions; provided that a copy of all such information not previously provided to Parent (or its Representatives) is promptly provided to Parent, and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal. Notwithstanding the foregoing, nothing in this Section 8.4(a) shall prohibit the Company from contacting and engaging in discussions with any Person who has made an unsolicited bona fide written Alternative Transaction Proposal solely for the purpose of clarifying such Alternative Transaction Proposal and any material terms, and the conditions to consummation, thereof so as to determine whether it could be reasonably expected for such Alternative Transaction Proposal to lead to a Superior Proposal.

            (b) Neither the Company Board nor any committee thereof shall, directly or indirectly, (i) withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the Recommendation (any action described in this clause (i) being referred to as an "Adverse Recommendation Change"), (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) relating to any Alternative Transaction Proposal or (B) requiring it to abandon, delay, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided that in the case of clause (iii), that the Company shall not be prohibited from entering into a confidentiality agreement pursuant to Section 8.4(a). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make an Adverse Recommendation Change if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the holders of the Common Shares under Applicable Law; provided that the Company Board may not effect an Adverse Recommendation Change unless (i) the Company Board shall have first provided three (3) Business Days prior written notice to Parent (an "Adverse Recommendation Change Notice") that it is prepared to effect an Adverse Recommendation Change, which notice shall contain, with reasonable detail, the facts and conclusions that led the Company Board to conclude that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the Company's stockholders under Applicable Law (it being understood and agreed that any material change to such facts and conclusions shall require a new Adverse Recommendation Change Notice and a new three (3) Business Day notice period) and
(ii) in making a determination to make an Adverse Recommendation Change, the Board shall have taken into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Change Notice or otherwise). No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

            (c) Notwithstanding anything to the contrary contained herein, the Company or the Company Board shall be permitted to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act, including by taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its obligations under Applicable Law.

            (d)   In addition to the obligations of the Company listed in
Section 8.4(a) and Section 8.4(b), the Company shall promptly (and, in any event, within 24 hours) advise Parent orally and in writing of any Alternative Transaction Proposal, the terms and conditions of any such Alternative Transaction Proposal (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal and of any discussions, explorations or negotiations sought to be entered into or continued by such Person with the Company, any Company Subsidiary or any of their respective directors, officers, employees or Representatives. The Company shall keep Parent reasonably informed of the status (including any change to the terms and conditions thereof) of any such Alternative Transaction Proposal.

      Section 8.5 Filings; Other Action. Subject to the terms and conditions herein provided the Company and Parent shall (a) promptly, but in no event later than ten (10) Business Days after the date hereof, make all filings and submissions required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (b) use reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (ii) promptly making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (c) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated hereby, including the Merger, as soon as practicable, including using best efforts to take all such further action as may be necessary (A) to resolve such objections, if any, as any Governmental Entity may assert under any Applicable Law with respect to the transactions contemplated hereby, including the Merger, and (B) to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, including the Merger and, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date; provided, that Parent shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates' assets, except as would have an immaterial impact on Parent and its Affiliates taken as a whole, or to consent to any other structural or conduct remedy and shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity respecting the transactions contemplated by this Agreement. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

      Section 8.6 Public Announcements; Public Disclosures; Privacy Laws. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, will not issue any such press release or make any such public statement without the consent of the other party (not to be unreasonably delayed, conditioned or withheld).

      Section 8.7   Employee Matters.

            (a) Until the twelve (12)-month anniversary of the Effective Time (the "Benefits Continuation Period"), and subject to the last sentence of this
Section 8.7(a), Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for those employees of the Company and the Company Subsidiaries who continue as employees of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (the "Company Employees"), (i) at least the same level of base salary and wages and (ii) employee benefits that are comparable in the aggregate to those currently provided by the Company or the applicable Company Subsidiary to such employees pursuant to the Company Benefit Plans set forth on Section 5.15(a) of the Company Disclosure Letter (excluding any equity or equity-based plans and severance, retention or change of control plans or agreements). Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance and any similar benefits to Company Employees which are comparable in the aggregate to the severance and similar benefits currently provided under the Company Benefit Plans for the Benefit Continuation

Period, including by recognizing all service currently recognized for such purposes under the applicable Company Benefit Plan.

            (b) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (but not for purposes of benefit accrual under any defined benefit pension plan) under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the "New Plans"), the employees (including officers) of the Company and the Company Subsidiaries shall receive service credit for service with the Company and the Company Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Benefit Plans, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (collectively, the "Old Plans") and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such exclusions and requirements were not applicable under the Old Plan and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

            (c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume and honor in accordance with their terms the employment, severance and termination plans and agreements (including change in control provisions) with employees or independent contractors of the Company and the Company Subsidiaries set forth in Section 8.7 of the Company Disclosure Letter.

            (d) Nothing in this Section 8.7 or any other provision of this Agreement shall be construed to modify, amend or establish any employee benefit plan, program or arrangement or in any way affect the ability of the parties hereto or any other Person to modify, amend or terminate any of its employee benefit plans, programs or arrangements. This Section 8.7 is not intended to, and shall not be construed to, confer upon any person other than the parties to this Agreement any rights or remedies hereunder.

      Section 8.8   Company Indemnification Provisions.

            (a) Parent shall or shall cause the Surviving Corporation to maintain the Company's existing indemnification provisions as of the date hereof with respect to present and former directors, officers, employees and agents of the Company and all other Persons who may presently serve or have served at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the "Indemnified Parties") under (i) Applicable Law, (ii) the Company's Constituent Documents in effect on the date hereof (to the extent consistent with Applicable Law) and (iii) indemnification agreements of the Company or any Company Subsidiary in effect on the date hereof (to the extent consistent with Applicable Law) for a period of not less than six (6) years after the Effective Time, and Parent shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms.

            (b) Immediately prior to the Effective Time, Parent shall or shall cause the Surviving Corporation to purchase a single payment, run-off policy or policies of directors' and officers' liability insurance covering the Persons currently covered by the Company's existing directors' and officers' liability insurance policies for claims currently covered by the Company's existing directors' and officers' liability insurance policies arising in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof) in amount and scope at least as favorable, in the aggregate, as the Company's existing policies, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors' and officers' liability insurance policies (which amount is disclosed in Section 8.8(b) of the Company Disclosure Letter); provided, further, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of three hundred percent (300%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to three hundred percent (300%) of such amount.

            (c) If Parent, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.


            (d) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

      Section 8.9 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated hereby or thereby, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated hereby or thereby.

      Section 8.10 Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and Merger Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Company Board and addressed to the Company Board and the board of directors of Parent and, if requested by them, the lenders providing any financing to Parent, Merger Sub or the Surviving Corporation indicating that, immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including any financing contemplated by Parent and the payment of the aggregate Merger Consideration and all related fees and expenses, the Company will be Solvent. Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (a) make available to such appraisal firm their respective officers, employees and advisors upon reasonable notice and (b) provide or make available such information concerning the business, properties, assets and liabilities of the Company, in each case as may be reasonably requested by such appraisal firm in connection with the delivering of such letter.

      Section 8.11 Financing. The Company shall and shall cause its subsidiaries, directors, officers, employees and Representatives (including its outside legal advisors and independent accountants) provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with any financing contemplated by Parent (including the Financing or any alternative financing), including (i) participation in meetings, (ii) assisting with the preparation of materials required in connection with any such financing, (iii) executing and delivering definitive financing documentation (including pledge and security documents); provided that no obligation of the Company or any of its subsidiaries under any such document, agreement or pledge shall be effective until the Effective Time; (iv) furnishing Parent and its financing sources, as promptly as practicable, with financial and other pertinent information regarding the Company as may be reasonably requested by Parent; and (v) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of any such financing; provided that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall have any liability or obligation under any loan agreement or any related document or any other agreement or document related to any financing unless and until the Closing has occurred.

      Section 8.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      Section 8.13 Control of Operations. Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

      Section 8.14 Additional Matters. Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent, Merger Sub and the Surviving Corporation shall take all such necessary action.

      Section 8.15 Debt Offer. At such time as requested by Parent, the Company shall (i) commence a cash tender offer (the "Debt Offer") to purchase any and all of the 8 3/8% Senior Notes of the Company due 2012 (the "Senior Notes") and (ii) solicit the consent of the holders of the Senior Notes regarding certain amendments (the "Indenture Amendments") to the covenants contained in the Indenture, dated as of March 8, 2004, by and between the Company and the Bank of New York, as trustee. Such offer to purchase and consent solicitation shall be made in accordance with the written terms and conditions provided, from time to time, by Parent to the Company and Applicable Law; provided that in any event, the parties agree that the terms and conditions of the Debt Offer and Indenture Amendments shall provide that the closing and effectiveness, respectively, thereof shall be contingent upon the Closing of the Merger. The Company shall not, without Parent's and Merger Sub's prior consent, waive any condition to the Debt Offer described in the written terms and conditions provided by Parent to the Company from time to time. In the event that this Agreement is terminated pursuant to Section 10.1(a), 10.1(b) (other than as a result of a breach of this Agreement by the Company), Section 10.1(e) or Section 10.1(f), Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company that are directly related to the Debt Offer (including, any reasonable and customary fees and expenses paid by the Company to any dealer manager, information agent, depository or other agent retained in connection with the Debt Offer) (the "Debt Tender Fees"); provided, however, (A) the Company shall be required to return to Parent any Debt Tender Fees previously paid by Parent to the Company if the

Company subsequently uses the materials prepared for the Debt Offer and (B) in the event that Parent has reimbursed the Company for the Debt Tender Fees and the Company subsequently becomes obligated to pay Parent the Company Termination Fee or to reimburse Parent for its Expenses, the Company shall also be required to return to Parent any Debt Tender Fees previously paid by Parent to the Company and such return of the Debt Tender Fees shall not be deemed to be Parent Expenses for the purposes of Section 10.3. The Company shall not enter into any arrangements in connection with the Debt Offer (including any engagement or similar agreements with any dealer manager, information agent, depository or other agent) without the prior written consent of Parent.

      Section 8.16 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

      Section 8.17 Stockholder Litigation. The Company shall give Parent reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. The Company shall not settle any such stockholder litigation without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE IX

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of this transaction, which action shall not have been withdrawn or terminated;

            (b) No statute, rule, regulation, executive order, decree, ruling, restraining order or preliminary or permanent injunction of any Governmental Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Merger shall be in effect; and

            (c)   The Company Stockholder Approval shall have been obtained.

      Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

            (a) Each of Parent and Merger Sub shall have performed in all material respects their respective obligations under this Agreement required to be performed at or prior to the Effective Time;

            (b) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, which need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term Parent Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect;

            (c) The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 9.2(a) and (b); and

            (d) The Company Board shall have received the solvency opinion referred to in Section 8.10.

      Section 9.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

            (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed at or prior to the Effective Time;

            (b) (i) the representations and warranties of the Company contained in Section 5.4 shall be true and correct in all respects when made and as of the Effective Time as if made at such time, (ii) the representations and warranties of the Company contained in Section 5.3 (except for deviations of not more than 0.3% of the number of the outstanding Common Shares disclosed in
Section 5.3) shall be true and correct when made and as of the Effective Time as if made at such time, and (iii) the representations and warranties of the Company contained in this Agreement, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, which need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; and

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            (c)   Parent and Merger Sub shall have received a certificate of the chief executive officer and chief financial officer of the Company as to the satisfaction of the conditions set forth in Section 9.3(a) and (b).

      Section 9.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in
Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.5.

                                    ARTICLE X

                                   TERMINATION

      Section 10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

            (a)   By mutual written consent of Parent and the Company;

            (b) By either Parent or the Company, if the Merger shall not have been consummated on or before the date that is six (6) months (the "Outside Date") after the date hereof (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time); provided, that the Outside Date may be extended for a period not to exceed forty-five (45) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in
Section 9.1(a) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period;

            (c) By Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board shall have recommended, adopted or approved, or proposed publicly to recommend, adopt or approve, any Alternative Transaction Proposal or acquisition agreement related thereto, (iii) the Company Board shall have failed to reaffirm the Recommendation within three (3) Business Days following receipt from Parent of a written request for such a reaffirmation or
(iv) the Company, any Company Subsidiary or the Company Board knowingly and willfully breaches any of its obligations under Section 8.4;

            (d) By Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Requisite Stockholder Vote at the Company Stockholders' Meeting or at any adjournment or postponement thereof;

            (e) By Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable;

provided that the party seeking to terminate this Agreement pursuant to this
Section 10.1 shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement;

            (f) By the Company, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.2 and (B) is incapable of being cured prior to the Closing Date by Parent or Merger Sub, as the case may be, or is not cured within sixty (60) days of written notice of such breach or inaccuracy;

            (g) By Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.3 and
(B) is incapable of being cured prior to the Closing Date by the Company or is not cured within sixty (60) days of written notice of such breach or inaccuracy; and

            (h) By the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board has effected an Adverse Recommendation Change in accordance with Section 8.4(b) as the result of the Company's receipt of an Alternative Transaction Proposal that the Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and the Company's outside legal advisor) constitutes or is reasonably expected to lead to a Superior Proposal and (ii) simultaneously with such termination, the Company pays to Parent the Company Termination Fee pursuant to the terms of Section 10.3(a).

      Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations in the last sentence of
Section 8.1, all of the provisions of Section 5.14, Section 6.5, this Section 10.2, Section 10.3, Article I and Article XI and there shall be no liability on the part of any party hereto; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

      Section 10.3   Fees and Expenses.

            (a) In the event that this Agreement is terminated by Parent pursuant to Section 10.1(c) or by the Company pursuant to Section 10.1(h), then the Company shall pay Parent a fee equal to $5,000,000 (the "Company Termination Fee") (i) in the case of a termination pursuant to Section 10.1(c) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) by wire transfer of same day funds and (ii) in the case of a termination pursuant to Section 10.1(h), simultaneously with such termination by wire transfer of same day funds; provided that the provisions of this Section 10.3(a) shall be subject to Section 10.3(e).



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



            (b) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b), Section 10.1(d) or by Parent pursuant to Section 10.1(g), and (A) if at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 10.1(b) or Section 10.1(g)) or prior to the taking of a vote to adopt this Agreement at the Company Stockholders' Meeting or any postponement or adjournment thereof (in the case of a termination pursuant to Section 10.1(d)), an Alternative Transaction Proposal shall have been made or communicated to the Company or shall have been publicly announced or publicly made known to the stockholders of the Company and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Alternative Transaction Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Alternative Transaction Proposal, by wire transfer of same day funds; provided that the provisions of this Section 10.3(c) shall be subject to Section 10.3(e).

            (c)   In the event that the conditions set forth in Section 9.1 and
Section 9.3 have been satisfied (unless the failure to satisfy any such conditions is due to the failure by Parent or Merger Sub to satisfy their respective obligations set forth therein) and, in the event that this Agreement is terminated by the Company pursuant to Section 10.1(f) as a result of the breach by Parent of its obligation under Sections 2.2 and 2.3 to consummate the Merger, Parent shall pay a fee equal to $5,000,000 (the "Parent Termination Fee") to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds; provided that the provisions of this Section 10.3(c) shall be subject to Section 10.3(e).

            (d) Each of the Company and Parent acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Accordingly, in the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, and in order to obtain such payment, the Company or Parent, as the case may be, commences a suit which results in a judgment against such other party for such fee, then the Company or Parent, as the case may be, shall pay to the other party such other party's reasonable costs and expenses (including reasonable attorneys' fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party. Each party acknowledges that in the event it receives the Parent Termination Fee (in the case of the Company) or the Company Termination Fee (in the case of Parent), as the case may be, such Parent Termination Fee or Company Termination Fee, as the case may be, (plus any additional amounts pursuant to the second sentence of this Section 10.3(c) or payable pursuant to Section 10.3(e)) shall constitute such party's sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, the breach or termination of this Agreement regardless of the circumstances giving rise to such breach or termination and such party shall have no further rights, directly or indirectly, against any other party hereto or any of their respective Affiliates, stockholders, partners, members, directors, officers and agents or against any party to the Financing Commitment, whether at law or equity, in contract, in tort or otherwise.

            (e) Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that in the event this Agreement is terminated (i) pursuant to Section 10.1(d) or Section 10.1(g) in addition to any payments it may be required to make to Parent in respect of such termination, promptly following such termination the Company, shall reimburse Parent for all of Parent's Expenses in an amount not to exceed $4,000,000; provided, however, if a Company Termination Fee is subsequently payable to Parent, the Company Termination Fee shall equal the lesser of (A) $5,000,000 and (B) $6,500,000 minus the amount of Parent Expenses previously reimbursed to the Company pursuant to this Section 10.3(e), (ii) pursuant to Section 10.1(c) or Section 10.1(h), in addition to any payments it may be required to make to Parent in respect of such termination, the Company shall promptly reimburse Parent for all of Parent's Expenses in an amount not to exceed $1,500,000 and (iii) pursuant to
Section 10.1(b) and Parent subsequently becomes entitled to receive the Company Termination Fee, in addition to any payments it may be required to make to Parent in respect of such termination, promptly following the time that Parent becomes entitles to receive the Company Termination Fee the Company shall reimburse Parent for all of Parent's Expenses in an amount not to exceed $1,500,000. As used in this Agreement, "Expenses" includes all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) actually incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby (but shall not include the Debt Tender Expenses).

                                   ARTICLE XI

                                  MISCELLANEOUS

      Section 11.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time except as set forth in Section 10.3. This Section 11.1 shall not limit any covenant or agreement set forth in this Agreement that by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time.

      Section 11.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) upon confirmation of receipt of a facsimile transmission or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

            (a)   If to Parent or Merger Sub, to:

                  c/o Sun Capital Partners, Inc.
                  5200 Town Center Circle
                  Suite 470
                  Boca Raton, Florida 33486
                  Attention: Gary Talarico and Deryl Couch
                  Facsimile: (561) 394-0540

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, New York 10178
                  Facsimile:  (212) 309-6001
                  Attn: Steven A. Navarro, Esq.

            (b)   If to the Company, to:

                  Friendly Ice Cream Corporation
                  1855 Boston Road
                  Wilbraham, Massachusetts 01095
                  Facsimile:  (413) 543-3282
                  Attention:  Gregory Pastore, General Counsel

                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Facsimile: (212) 310-8007
                  Attn: Michael J. Aiello, Esq.

      Section 11.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Disclosure Letters and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may, with the prior written consent of the Company (not to be unreasonably withheld), assign all of its rights and obligations hereunder to any wholly owned Subsidiary of Parent, which Subsidiary shall thereupon be substituted for Merger Sub for all purposes hereof.

      Section 11.5   Governing Law and Venue; Waiver of Jury Trial.

            (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS IS MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the courts of the County and State of New York and the Commonwealth of Massachusetts and the Federal courts of the United States of America located in the County and State of New York or the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State, Massachusetts Commonwealth or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

            (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

      Section 11.6 Expenses. Subject to Section 10.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

      Section 11.7 Amendment. This Agreement may not be amended except prior to the Effective Time by an instrument in writing signed on behalf of each of the parties in accordance with Applicable Law.

      Section 11.8 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company on the other may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company in the case of Parent, or Parent or Merger Sub, in the case of the Company, and (c) waive compliance with any of the agreements or conditions contained herein of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile or otherwise) by all of the other parties.

      Section 11.10 Severability; Validity; No Third-Party Beneficiaries. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except as provided in Section 8.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 11.11 Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


                            [Signature Page Follows]

      IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

                                    FREEZE OPERATIONS HOLDING      CORP.



                                    By:  /s/  Gary Talarico
                                       ---------------------------------
                                    Name:   Gary Talarico
                                    Title:  Vice President


                                    FREEZE OPERATIONS, INC.



                                    By:  /s/  Gary Talarico
                                       ---------------------------------
                                    Name:   Gary Talarico
                                    Title:  President


                                    FRIENDLY ICE CREAM CORPORATION



                                    By:  /s/  Paul V. Hoagland
                                       ---------------------------------
                                    Name:   Paul V. Hoagland
                                    Title:  Executive Vice President and Chief
                                            Financial Officer
..










                                SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER

                                                                       EXHIBIT A


                            ARTICLES OF ORGANIZATION
                          OF THE SURVIVING CORPORATION